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                     January 20, 2023

       Ben Coates
       Interim Chief Executive Officer
       F45 Training Holdings Inc.
       3601 South Congress Avenue, Building E
       Austin, Texas 78704

                                                        Re: F45 Training
Holdings Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 23,
2022
                                                            File No. 1-40590

       Dear Ben Coates:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services